Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Black Mountain Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 29, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Black Mountain Acquisition Corp. as of February 11, 2021 and for the period from February 10, 2021 (inception) through February 11, 2021, appearing in the Registration Statement on Form S-1 as filed (File No. 333-259469) of Black Mountain Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

October 13, 2021